Exhibit 5.1

ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com December 22, 2021

FIRM/AFFILIATE

OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

WeWork Inc.

575 Lexington Avenue

New York, NY 10022

Re:	WeWork Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to WeWork Inc. (formerly known as BowX Acquisition Corp.), a Delaware corporation (the “Company”), in connection with (a) the issuance of 117,438,299 shares (such shares collectively, the “Primary Shares”) of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) upon the exercise of up to (i) 7,773,333 private placement warrants (the “private placement warrants”) issued pursuant to the Warrant Agreement, dated August 4, 2020 (the “Warrant Agreement”), among the Company and Continental Stock Transfer & Trust Company, a New York Corporation, (ii) 16,099,959 public warrants (the “public warrants”) issued pursuant to the Warrant Agreement, (iii) 32,182,136 Company options (the “Options”), (iv) 39,133,649 warrants issued pursuant to the warrants to purchase Class A Common Stock, dated October 20, 2021, by and between the Company and SVF Endurance (Cayman) Limited and by and between the Company and SB WW Holdings (Cayman) Limited (the “First Warrants”), (v) 5,057,306 warrants issued pursuant to the warrant to purchase Class A Common Stock, dated October 20, 2021, by and between the Company and SVF II WW (DE) LLC (the “Penny Warrant”), (vi) 11,923,567 warrants issued pursuant to the warrant to purchase Class A Common Stock, dated December 6, 2021, by and between the Company and SoftBank Group Corp. (the “LC Warrant”) and (vii) 5,268,349 other Company warrants (together with the private placement warrants, the public warrants, the First Warrants, the Penny Warrant, and the LC Warrant, the “Warrants” and, together with the Warrant Agreement, the “Primary Share Agreements”); and (b) the resale by the selling stockholders (the “Selling Stockholders”) of up to 642,774,807 shares of Class A Common Stock (the “Issued Shares”) including the resale of up to (i) 80,000,000 shares purchased pursuant to subscription agreements entered into on March 25, 2021, (ii) 15,000,000

WeWork Inc.

December 22, 2021

shares purchased by DTZ Worldwide Limited, a parent company to Cushman & Wakefield U.S., Inc. (“DTZ”) on October 20, 2021, (iii) 8,080,139 shares underlying the Options, (iv) 3,652,016 shares issuable upon the settlement of restricted stock unit awards, (v) 24,132,575 shares issuable upon the conversion of the interest units in The We Company Management Holdings L.P., a Cayman Islands exempted limited partnership, and the corresponding cancellation of Company Class C Common Stock, (vi) 5,057,306 shares underlying the Warrants, and (vii) 339,830,414 other shares of Class A Common Stock.

The Primary Shares and the Issued Shares are collectively referred to herein as the “Securities.” The Issued Shares were issued pursuant to the following agreements (collectively, the “Issued Share Agreements” and together with the Primary Share Agreements, the “Share Agreements”): (i) the Agreement and Plan of Merger, dated as of March 25, 2021, by and among the Company, BowX Merger Subsidiary Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and New WeWork Inc. (formerly known as WeWork Inc.), a Delaware corporation, (ii) those certain subscription agreements entered into between the Company and certain of the Selling Stockholders, including the backstop subscription agreement, dated as of October 13, 2021, by and between the Company and DTZ, (iii) the WeWork Inc. 2013 Stock Incentive Plan, the WeWork Inc. 2015 Equity Incentive Plan and related award agreements (collectively, the “Plans”), and (iv) the Warrants described on Schedule I hereto.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-1 of the Company relating to the Securities filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) and Pre-Effective Amendment No. 1, including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)    an executed copy of a certificate of Murray Rode, Co-Chief Executive Officer, Chief Financial Officer and Secretary of the Company, dated August 7, 2020 (the “IPO Secretary’s Certificate”);

(c)    an executed copy of a certificate of Jared DeMatteis, Chief Legal Officer and Secretary of the Company as of such date, dated October 20, 2021 (the “Merger Secretary’s Certificate”);

(d)    an executed copy of a certificate of Jared DeMatteis, Chief Legal Officer and Secretary of the Company as of the date hereof, dated the date hereof (the “Secretary’s Certificate” and, collectively with the IPO Secretary’s Certificate and the Merger Secretary’s Certificate, the “Secretary’s Certificates”);

WeWork Inc.

December 22, 2021

(e)    a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended and as in effect as of the date of the IPO Board Resolutions (as defined below), the Backstop Subscription Board Resolutions (as defined below) and the Company Merger Board Resolutions (as defined below), certified by the Secretary of State of the State of Delaware as of August 4, 2020, and certified pursuant to the IPO Secretary’s Certificate;

(f)    a copy of New WeWork Inc.’s Amended and Restated Certificate of Incorporation, as amended and as in effect as of the date of the New WeWork Inc. Merger Board Resolutions (as defined below);

(g)    a copy of the Company’s Second Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Merger Secretary’s Certificate and the Secretary’s Certificate;

(h)    a copy of the Company’s By-Laws, as in effect as of the date of (i) the IPO Board Resolutions, (ii) the Company Merger Board Resolutions, and (iii) the Backstop Subscription Board Resolutions, and certified pursuant to the IPO Secretary’s Certificate;

(i)    a copy of New Work Inc.’s By-Laws, as amended and restated and as in effect as of the date of the New WeWork Inc. Merger Board Resolutions;

(j)    a copy of the Company’s By-Laws, as amended and restated and as in effect as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(k)    a copy of certain resolutions of the Board of Directors of New WeWork Inc. adopted on March 24, 2021 (the “New WeWork Inc. Merger Board Resolutions”);

(l)     a copy of certain resolutions of the Board of Directors of the Company adopted on: (i) August 4, 2020 (the “IPO Board Resolutions”), certified pursuant to the IPO Secretary’s Certificate, (ii) September 19, 2021 (the “Backstop Subscription Board Resolutions”), and (iii) March 24, 2021 (the “Company Merger Board Resolutions”), certified pursuant to the Secretary’s Certificate;

(m)    executed copies of the Share Agreements; and

(n)    a certificate, dated December 22, 2021, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

WeWork Inc.

December 22, 2021

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including those in the Secretary’s Certificates.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.    When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Primary Shares, when issued in accordance with the terms of the applicable Primary Share Agreements by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and will be validly issued, fully paid and nonassessable.

2.    The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

The opinions stated herein are subject to the following qualifications:

(a)    we have assumed that the Share Agreements have not been amended, restated, supplemented or otherwise modified, that the Share Agreements have been duly authorized by all requisite corporate action of the Company and that the Share Agreements, as applicable, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(b)    we have assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the organizational documents listed in clauses (e) through (j) above or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement); and

WeWork Inc.

December 22, 2021

(c)    in rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement evidencing the Securities credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Securities has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Securities or other awards are granted pursuant to the applicable Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Securities delivered pursuant to the applicable Share Agreements shall not be less than the per share par value of the Securities.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

PMG

Schedule I

WeWork Warrants

1.	WeWork Inc. Warrant to Purchase Common Stock, dated as of October 20, 2021, by and between WeWork Inc. and SVF II WW (DE) LLC.
2.	WeWork Inc. Warrant to Purchase Common Stock, dated as of October 20, 2021, by and between WeWork Inc. and SVF Endurance (Cayman) Limited.
3.	WeWork Inc. Warrant to Purchase Common Stock, dated as of October 20, 2021, by and between WeWork Inc. and SB WW Holdings (Cayman) Limited.
4.	WeWork Inc. Warrant to Purchase Common Stock, dated December 6, 2021, by and between WeWork Inc. and SoftBank Group Corp.
5.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and Malte Barnekow.
6.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and AMWPR Inc.
7.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and Brooklyn Incubator, LLC.
8.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and CBMi Advisors, LLC.
9.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and Samantha Gore.
10.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and Grande Jr., Inc.
11.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and CXN Clinical Research, Inc.
12.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and JPAL Global, LLC.
13.	WeWork Companies Inc. Common Stock Purchase Warrant, dated as of July 31, 2015, by and between WeWork Companies Inc. and Nalinkumar Patel.